Exhibit 99.1

    Davel Communications, Inc. Reports Third Quarter 2004 Financial Results

     CLEVELAND--(BUSINESS WIRE)--Nov. 16, 2004--Davel Communications, Inc., (OTCBB:DAVL) a Cleveland based independent payphone provider, today announced financial results for the nine-month and three-month periods ended September 30, 2004.
     Total revenues for the third quarter of 2004 were $14.6 million compared to $23.5 million in the same period of 2003, primarily due to a 27.1% reduction in the average number of payphones in service as well as a decline in average revenues per phone. The decline in revenues per phone is attributable to the decline in payphone usage arising from the impact of wireless communications, which prompted the Company to aggressively pursue its previously announced strategy to remove low revenue payphones during 2003 and the beginning of 2004. Third quarter 2003 revenues were also favorably impacted by $4.0 million of dial-around true-up adjustments relating to a mandatory industry-wide reconciliation among long-distance carriers and payphone providers resulting from retroactive rate changes ordered by the FCC. Such adjustments were $2.2 million in the third quarter of 2004. Without these dial-around adjustments, total revenues would have decreased by $7.1 million, or 36.4%
     On August 12, 2004, the FCC released an order to increase the dial-around compensation rate from $0.24 per call to $0.494 per call, which became effective on September 27, 2004. Although the company expects a significant increase in its non-coin revenues from dial-around compensation beginning with the fourth quarter of 2004, the Company is unable to determine the potential increase in revenues due to the uncertainty regarding the effect of the rate increase, if any, on the volume of dial-around calls.
     On November 11, 2004, the Company assigned its right to receive up to $18.0 million of future regulatory receipts (dial-around true-up receipts and refunds of prior year telephone charges from local exchange carriers resulting from certain types of regulatory proceedings) to the Company's former secured lenders in exchange for an $18.0 million reduction in the principal balance of the Company's secured debt. The Company expects to record an $18.0 million gain in the fourth quarter of 2004 in connection with this transaction.
     Total operating expenses for the third quarter of 2004 declined by $7.5 million, or 33.2%, due to the decrease in the average number of payphones in service during the third quarter of 2004 and cost saving measures initiated by the Company during 2003 and 2004. The Company expects further cost savings during 2004 as a result of its efforts to reduce telephone charges by utilizing competitive local exchange and alternate carriers, by outsourcing certain payphone collection and maintenance activities and other operating expense reductions.
     The net loss for the third quarter of 2004 was $2.1 million, or $0.01 per common share, compared to a net loss of $0.7 million, or $0.01 per common share, in 2003. Without the adjustments to dial-around revenues referred to above, the Company's net loss would have declined by $0.4 million, or 8.5%.
     Total revenues in the nine months ended September 30, 2004 were $41.9 million compared to $66.2 million in the first nine months of 2003. Total revenues include $4.6 million and $7.9 million of net revenues from dial-around compensation adjustments in the first nine months of 2004 and 2003, respectively. Without these adjustments, total revenues decreased by $21.0 million, or 36.0%, primarily due to the decrease in the average number of payphones in service and the decrease in revenues per phone as discussed above.
     Operating expenses declined by $26.1 million, or 35.6%, from $73.4 million in the first nine months of 2003 to $47.3 million in the first nine months of 2004. This decrease is primarily due to the reduction in pay telephones and the cost savings initiatives described above. The Company's operating loss decreased from $34.4 million in the first nine months of 2003 to $5.3 million in 2004 primarily due to $27.1 million of asset impairment charges in the second quarter of 2003 to write-down carrying value of the Company's payphone assets and goodwill to their fair values. The net loss for the nine months ended September 30, 2004 was $10.0 million, or $0.02 per common share, compared to a net loss of $39.1 million, or $0.06 per common share in 2003. Without the asset impairment charges, the Company's net loss would have declined by $1.9 million, or 15.8%.
     As previously announced, MobilePro Corp. acquired from the Company's former secured lenders all of the Company's existing secured debt and approximately 95.2% of the Company's issued and outstanding common stock, which resulted in a change in control of the Company on November 15, 2004. MobilePro funded the purchase price from the proceeds of a $15.2 million secured credit agreement in which the Company became jointly and severally liable with MobilePro following the closing of the credit agreement. In addition, the MobilePro credit agreement became secured by substantially all of the assets of the Company and is senior in right of payment to the Company's existing secured debt that was acquired by MobilePro.
     Founded in 1979, Davel is one of the largest independent providers of pay telephones and related services in the United States with operations in 45 states and the District of Columbia. Davel serves a wide array of customers operating principally in the shopping center, hospitality, health care, convenience store, university, service station, retail and restaurant industries.

     Forward-Looking Statements

     Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements" that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's Form 10-K for the year ended December 31, 2003 and its Form 10-Q for the quarter ended September 30, 2004 for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.


DAVEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for share and per share amounts)
----------------------------------------------------------------------

                      Three Months Ended         Nine Months Ended
                          September 30             September 30
                          (Unaudited)               (Unaudited)
                   ------------------------- -------------------------
                       2004         2003         2004         2003
                   ------------ ------------ ------------ ------------

Revenues:
  Coin calls            $8,605      $12,872      $26,355      $39,571
  Non-coin calls         3,785        6,632       10,934       18,645
  Dial-around
   compensation
   adjustments           2,196        4,016        4,618        7,944
                   ------------ ------------ ------------ ------------
                        14,586       23,520       41,907       66,160

Operating expenses:
  Operating expenses    15,066       22,590       47,255       73,410
  Asset impairment
   charges                   -            -            -       27,141
                   ------------ ------------ ------------ ------------
                        15,066       22,590       47,255      100,551
                   ------------ ------------ ------------ ------------

Income (loss) from
 operations               (480)         930       (5,348)     (34,391)

  Interest expense,
   net                  (1,757)      (1,485)      (5,038)      (4,734)
  Other income              95         (126)         331          (14)
                   ------------ ------------ ------------ ------------
Net loss               $(2,142)       $(681)    $(10,055)    $(39,139)
                   ============ ============ ============ ============

Net loss per common
 share, basic and
 diluted                ($0.01)      ($0.01)      ($0.02)      ($0.06)
                   ============ ============ ============ ============

Weighted average
 shares outstanding,
 basic and diluted 615,018,963  615,018,963  615,018,963  615,018,963
                   ============ ============ ============ ============


CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
----------------------------------------------------------------------

                                              September 30
                                                  2004     December 31
                                              (Unaudited)      2003
                                              ------------ -----------

Assets
  Total current assets                            $11,390     $18,672
  Property and equipment, net                      16,150      22,878
  Intangible assets, net                            4,515       6,746
  Other assets                                      1,563       2,026
                                              ------------ -----------
  Total assets                                    $33,618     $50,322
                                              ============ ===========


Liabilities and shareholders' deficit
  Current liabilities                             $21,406     $26,861
  Long-term debt                                  124,768     125,962
  Shareholders' deficit                          (112,556)   (102,501)
                                              ------------ -----------
  Total liabilities and shareholders' deficit     $33,618     $50,322
                                              ============ ===========


     CONTACT: Davel Communications, Inc., Cleveland
              Woody McGee or Donald L. Paliwoda, 216-241-2555